Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter Fiscal 2014 Operating Results

January 10, 2014	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and six months ended November 30, 2013. For the three months ended November 30, 2013, total sales increased $440,793, or 16.3%, to $3,143,052 from $2,702,259 in the three months ended November 30, 2012. For the six months ended November 30, 2013, total sales decreased $340,425, or 5.3%, to $6,042,499 from $6,382,924 in the six months ended November 30, 2012. Net loss was $163,201, or $0.05 per fully diluted share, for the three months ended November 30, 2013 as compared to $104,604, or $0.03 per fully diluted share, for the three months ended November 30, 2012. Net loss was $309,760, or $0.10 per fully diluted share, for the six months ended November 30, 2013 as compared to net income of $15,544, or $0.01 per fully diluted share, for the six months ended November 30, 2012.

Balancer segment sales increased $104,261, or 5.6%, to $1,965,922 for the three months ended November 30, 2013 compared to $1,861,661 for the three months ended November 30, 2012, primarily due to an increase in sales into Asia and to a lesser extent Europe in the second quarter.

Balancer segment sales decreased $256,946, or 6.2%, to $3,867,738 for the six months ended November 30, 2013 compared to $4,124,684 for the six months ended November 30, 2012. The decrease in worldwide balancer sales for the six month period ended November 30, 2013 is due to lower volumes of shipments into Asia in the first quarter of the current fiscal year compared to the first quarter of the prior year.

Measurement segment sales increased $336,532, or 40.0%, to $1,177,130 for the three months ended November 30, 2013 compared to $840,598 for the three months ended November 30, 2012, driven by an increase in sales of remote tank monitoring products and related services and laser-based light-scatter surface measurement products. Xact® revenues increased $120,521, or 119.8%, to $221,158 during the second quarter of Fiscal 2014 as compared to $100,637 for the same period in the prior year.

Measurement segment sales decreased $83,479, or 3.7%, to $2,174,761 for the six months ended November 30, 2013 compared to $2,258,240 for the six months ended November 30, 2012. The decrease in worldwide measurement system sales for the six month period ended November 30, 2013 is primarily due to lower volumes of shipments of laser-based distance measurement and dimensional sizing products offset by increases in sales of remote tank monitoring products and related services and laser-based light-scatter surface measurement products. Xact® revenues increased $143,576, or 37.0%, to $531,684 during the first half of Fiscal 2014 as compared to $388,108 for the same period in the prior year.

Gross profit for the three months ended November 30, 2013 decreased to 46.7% as compared to 57.1% for the three months ended November 30, 2012. For the six months ended November 30, 2013, gross profit decreased to 46.3% as compared to 53.5% for the six months ended November 30, 2012. These overall decreases in gross profit for both the three and six month periods ended November 30, 2013 as compared to the prior periods are primarily due to shifts in product sales mix involving five product lines and the impact of increased costs associated with the products sold.

“Our results for the second quarter of Fiscal 2014 are showing signs that Asia, and particularly China, is slowly recovering from the slowdown in the manufacturing sector of their economy,” commented Jim Fitzhenry, President and CEO of Schmitt Industries. “In addition, we are beginning to see some increased sales of our SBS products into Europe. We are also encouraged by the continued development of our Xact® product line, which posted another increase in revenues as compared to the second quarter of the prior year. We will continue to focus on sales channel and product development and growing our market share in Europe for our SBS product line and in Latin America for our Xact product line,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. PORTLAND, OREGON 97210 503/227-7908 FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

Ann M Ferguson, CFO and Treasurer
For more information contact:	(503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. PORTLAND, OREGON 97210 503/227-7908 FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	November 30, 2013	May 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$2,115,635	$1,909,071
Accounts receivable, net of allowance of $31,663 and $30,576 at November 30, 2013 and May 31, 2013, respectively	2,180,229	1,980,685
Inventories	4,665,685	5,054,087
Prepaid expenses	131,262	219,492
Income taxes receivable	21,609	48,095

	9,114,420	9,211,430

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,805,951	1,805,951
Furniture, fixtures and equipment	1,313,464	1,312,028
Vehicles	121,835	121,835

	3,540,250	3,538,814
Less accumulated depreciation and amortization	(2,311,911)	(2,203,924)

	1,228,339	1,334,890

Other assets
Intangible assets, net	1,010,961	1,078,278

TOTAL ASSETS	$11,353,720	$11,624,598

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$547,479	$918,094
Accrued commissions	203,251	273,307
Accrued payroll liabilities	100,126	131,772
Other accrued liabilities	319,650	286,307
Line of credit	400,000	0

Total current liabilities	1,570,506	1,609,480

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at both November 30, 2013 and May 31, 2013	10,394,456	10,369,524
Accumulated other comprehensive loss	(279,000)	(331,924)
Retained earnings	(332,242)	(22,482)

Total stockholders’ equity	9,783,214	10,015,118

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,353,720	$11,624,598

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2013 AND 2012

(UNAUDITED)

	Three Months Ended November 30,		Six Months Ended November 30,
	2013	2012	2013	2012
Net sales	$3,143,052	$2,702,259	$6,042,499	$6,382,924
Cost of sales	1,675,184	1,160,031	3,243,509	2,966,748

Gross profit	1,467,868	1,542,228	2,798,990	3,416,176

Operating expenses:
General, administration and sales	1,507,046	1,523,918	2,858,748	3,156,733
Research and development	112,096	131,365	238,860	246,674

Total operating expenses	1,619,142	1,655,283	3,097,608	3,403,407

Operating income (loss)	(151,274)	(113,055)	(298,618)	12,769
Other income (expense)	(9,546)	7,915	(6,093)	8,427

Income (loss) before income taxes	(160,820)	(105,140)	(304,711)	21,196
Provision (benefit) for income taxes	2,381	(536)	5,049	5,652

Net income (loss)	$(163,201)	$(104,604)	$(309,760)	$15,544

Net earnings (loss) per common share:
Basic	$(0.05)	$(0.03)	$(0.10)	$0.01

Weighted average number of common shares, basic	2,990,910	2,990,910	2,990,910	2,990,910

Diluted	$(0.05)	$(0.03)	$(0.10)	$0.01

Weighted average number of common shares, diluted	2,990,910	2,990,910	2,990,910	3,003,828